Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this amendment No. 2 to the Registration Statement of Lantern Pharma Inc. on Form S-1 (No. 333-237714) to be filed on or about May 18, 2020 of our report dated April 16, 2020, except for Note 11, which is May 11, 2020, on our audit of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

May 18, 2020